Exhibit 10.15

December 9, 2019

Neil Bodick, M.D., Ph.D.

[Address]

Re:Separation Agreement

Dear Neil:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Flexion Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.   Please note that, in order to be eligible for the severance pay and benefits provided below, you must (i) remain employed with the Company until January 3, 2020 and (ii) sign this Agreement no sooner than January 3, 2020 and no later than January 6, 2020.

1.Separation.  Your last day of work with the Company and your employment termination date will be January 3, 2020 (the “Separation Date”) and you will have no further rights under your Employment Offer Letter dated August 28, 2013, as amended by letter dated March 21, 2014, or under any other offer letter or employment agreement.  As of the Separation Date, you are resigning from all of your positions at the Company and you agree that you will cooperate with the Company in executing any documents or consents reasonably required to facilitate the transition of your  positions and any signatory authority or other roles at the Company, including those requested after the Separation Date.

2.Accrued Salary.  The Company will pay you all accrued salary and accrued unused vacation earned through the Separation Date at the time of termination, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3.Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the Separation Date.  You will receive, under separate cover, information concerning your right to continue your health insurance benefits after that date in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”).  If applicable, your participation in Company-Sponsored Group Life Insurance and Short- and Long-Term Disability Insurance will cease as of the Separation Date.

4.Severance Benefits. In consideration for your continued employment through the Separation Date and timely signing and returning this Agreement to the Company, and in compliance with the promises made herein and in the event you do not revoke your acceptance pursuant to Paragraph 14 below, and you continue to comply with your obligations under this

Agreement and the Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement (as defined below), then, as severance pay and benefits:

(a)

The Company will pay you separation pay equal to fifteen (15) months of your base salary in effect on the Separation Date (the “Salary Continuation”).  The Salary Continuation will be paid in a series of equal installments on the Company’s ordinary payroll schedule over the fifteen (15) month period following the Separation Date (the “Severance Period”); provided, however that no payments will be made prior to January 24, 2020. On January 24, 2020, the Company will pay you in a lump sum the Salary Continuation you would have received on or prior to such date under the original schedule but for the delay while waiting for the January 24, 2020 payout day, with the balance of the Salary Continuation being paid as originally scheduled.

(b)

You will remain eligible for an annual discretionary bonus for 2019 (which is not guaranteed and which may not be equivalent to your target bonus) in an amount to be determined by the Compensation Committee of the Board of Directors of the Company based upon achievement of corporate objectives with the same level of achievement applied to other senior executives in the 2020 calendar year when senior executives of the Company receive their 2019 annual discretionary bonuses.

(c)

If you are eligible for and timely elect to continue your health insurance coverage under the Company's group health plans under COBRA, the Company will pay the COBRA premiums for you and your eligible dependents until the earlier of (A) the end of the Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any) (such period from your termination date through the earliest of (A) through (C), the “COBRA Payment Period”). You agree to promptly notify the Company if you become employed by another employer or self-employed through which you are eligible for health insurance during the COBRA Payment Period.  For purposes of this paragraph, references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you elect health care continuation coverage (the "Health Care Benefit Payment"). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to you and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums (which amount shall be calculated based on your COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period or (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity.

(d)

The Company will retain you as a consultant for a period of up to twelve (12) months from the Separation Date (the “Consulting Period”).  The parties agree to the following with respect to the consulting arrangement:

a.

During the Consulting Period, you will be available for up to thirty-two (32) hours per month to assist with transitional matters and otherwise consult on business-related matters as directed by the Company’s Chief Executive Officer, Michael Clayman, M.D. You will be paid a fixed monthly consulting fee of $10,000 per month for your consulting services, payable on a monthly basis on the last regular payroll date of the month in which the consulting services are performed.

b.

The Company maintains the discretion to end the Consulting Period at any time during the 12-month consultancy upon written notice to you. If you fail to perform the consulting services reasonably requested by the Company, the Consulting Period shall terminate immediately. The Company shall not be responsible for paying a monthly consulting fee for any months following the termination of the Consulting Period.  If not ended earlier, the Consulting Period shall terminate automatically on January 2, 2021 (provided that any consulting services performed on January 1 or 2, 2021 will be considered part of the consulting services performed in December 2020 such that no further payment for consulting services will be due after December 31, 2020).

c.

During the Consulting Period, you agree that you will not be eligible for any benefits offered to the Company’s employees including, without limitation: medical benefits; paid vacation, sick leave or other paid time off; retirement plans; life, health (other than through COBRA), disability, liability, or any other type of insurance; stock or equity plans (except as provided below) (collectively referred to as “Employee Benefits”). In the event you are eligible to participate in any Employee Benefits pursuant to the terms of the plans, you expressly waive, to the fullest extent permitted by law, any and all rights you may have to participate in, or accrue benefits under, any Employee Benefits during the Consulting Period (other than rights to continue vesting under the Incentive Plan (as defined below).  You further acknowledge and agree that you will not be eligible for any Employee Benefits even if a court or governmental agency subsequently determines that you are an employee of the Company during the Consulting Period and regardless of how the Company reports the consulting fees paid to you during the Consulting Period. You understand the significance of your exclusion from and ineligibility to participate in any Employee Benefits and irrevocably agree to your exclusion from same to the fullest extent permitted by law.  You agree that you will be excluded regardless of whether you are found to be classified as an employee for any other purpose.

d.

During the Consulting Period you will be considered to be in Continuous Service for purposes of the Flexion Therapeutics, Inc. 2013 Equity Incentive Plan, as amended (the “Incentive Plan”).  As a result, during the Consulting Period you will continue to vest in your outstanding option and restricted stock unit awards (“Outstanding Equity”) in accordance with the terms and conditions of the Incentive Plan and the applicable award agreements.  Except as otherwise provided below, no additional vesting shall occur upon or following the end of the Consulting Period.  Notwithstanding the foregoing, with respect to those Outstanding Equity awards that are stock option awards, the term of such stock option awards is hereby modified to be the earlier of (a) the 10-year anniversary of the grant date and (b) three (3) months after the expiration or earlier termination of the Consulting Period whether by you or by the Company. With respect to Outstanding Equity awards, such awards shall remain outstanding following any termination of Continuous Service if and to the extent necessary to give effect to the potential vesting acceleration pursuant to sub-sections e. and f. below.

e.

If the Consulting Period (and thus your Continuous Service) ends on January 2, 2021 and you have remained in compliance with this Agreement, on the last day of the Consulting Period, you will be eligible to vest in an additional portion of the Outstanding Equity equal to the portion of the Outstanding Equity in which you would have vested had you remained in Continuous Service for the twenty-four (24) month period immediately following the end of the Consulting Period (the “Accelerated Portion”).  The Accelerated Portion shall vest on January 12, 2021, provided that you have executed between January 2, 2021 and January 4, 2021 the general release of claims attached hereto as Attachment 1 and have not revoked your acceptance within the revocation period provided therein.

f.

In the event the Company elects to end the Consulting Period (and thus your Continuous Service) prior to January 2, 2021 and (I) you have remained in compliance with this Agreement (including, without limitation, the Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement), as determined by the Company, and (II) you have not entered into another full-time (defined for purposes of this Agreement as you providing thirty-two (32) hours or more of services per week) employment or consultancy arrangement with another entity, then ten (10) days following the date of the termination of the Consulting Period, you will become vested in the same portion of the Outstanding Equity in which you would have become vested if you had remained in Continuous Service through the twelve (12) month anniversary of the Separation Date (including the Accelerated Portion), provided that you have executed within three (3) days following the termination of the Consulting Period the general release of claims attached hereto as Attachment 1 and have not revoked your acceptance within the revocation period provided therein.  In no event will a termination of the Consulting Period by the Company be deemed to give rise to a Good Reason event for purposes of any of the award agreements governing the Outstanding Equity.

5.Tax Withholding and Section 409A.

a.	The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

b.

Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent.  In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

c.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

d.	Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
e.

Notwithstanding any other provision of this Agreement to the contrary, if at the time of your separation from service (as defined in Code Section 409A), you are a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).

6.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

7.Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit receipts and other documentation relating to all business expenses through the Separation Date.  The Company will reimburse you for any reasonable out-of-pocket business expenses that you incurred.  In addition, the Company will reimburse you for all pre-authorized, reasonable out-of-pocket expenses and travel made during the Consulting Period in accordance with the Company’s travel & expense policy.

8.Return of Company Property.  Within five (5) days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, upon the approval of Dr. Clayman, you may retain Company equipment and Company documents necessary for you to perform the consulting services set forth in Section 4(d) until the expiration or termination of the Consulting Period at which time you will immediately return all such Company equipment and documents.  Please coordinate return of Company property with Christina Willwerth. Receipt of the severance benefits described in Paragraph 4 of this Agreement is expressly conditioned upon the timely return of all Company Property.

9.Proprietary Information and Post-Termination Obligations.  By signing this Agreement, you agree to abide by the terms of the Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement (“Proprietary Information Agreement”) attached hereto as Attachment 2, the terms and condition which are incorporated herein by reference and remain in full force and effect for the full stated term therein, including, without limitation, your obligation not to use or disclose any confidential or proprietary information of the Company during and after the Consulting Period. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Mark Levine to assess your compliance.  You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information.  You further understand and agree that your obligations under this paragraph (including your obligations under the Proprietary Information Agreement attached as Attachment 2) are material terms of this Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without affecting the validity or enforceability of the general release contain herein) in the event you breach any of your obligations under this paragraph.

10.Non-Disparagement; Non-Interference.  You agree not to make or publish any written or oral disparaging or defamatory statements regarding the Company (or any other statements which in any way portray the Company in a negative light), and its current and former attorneys, officers, directors, managers, partners, employees, agents, customers, and affiliates.  You further agree not to interfere in any way with the relationship between the Company and any of its officers, directors, managers, partners, employees, agents, customers, and affiliates. You understand and agree that your obligations under this paragraph are material terms of this Agreement, and that the Company shall have the right, in the event the Company believes in good faith you have breached any of your obligation under this paragraph (in addition to any other damages and without affecting the validity or enforceability of the general release contain herein), to (i) cease providing the consideration set forth in Section 4 above, (ii) seek and obtain the return of any consideration paid under Paragraph 4 above,  (iii) end the consulting arrangement provided for above, and/or (iv) recover its reasonable attorneys’ fees for enforcing its rights under this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency. The Company agrees not to publish any defamatory statements regarding you.

11.Transition Cooperation. During and after the Consulting Period you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours (for no additional compensation other than as set forth in this Agreement).

12.General Release.  In exchange for the consideration to be made by the Company to you as set forth in Paragraph 4 above, and the promises contained in this Agreement, to which you would not otherwise be entitled, you voluntarily and of your own free will, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their present or former officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has allegedly violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has allegedly violated the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Equal Pay Act; the Americans With Disabilities Act of 1990 as amended; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; the National Labor Relations Act; the Immigration Reform Control Act, as amended; the Occupational Safety and Health Act, as amended; the Massachusetts Law Against Discrimination, G.L. c. 151B;  the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; other federal or state law, regulation, ordinance, or any, public policy, tort or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel); or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed.  Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation and unemployment laws. Moreover, nothing in this general release or elsewhere in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws.  However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies.  In addition, nothing in this Agreement, including but not  limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General;

(2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

13.Your Acknowledgments and Affirmations.  You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended.  You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases.  You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given until January 6, 2020, which is a period of more than twenty-one (21) days, to consider this Agreement (although you cannot sign it prior to January 3, 2020; (d) you have seven (7) business days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth business day after this Agreement is executed by you. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, or the state in which you reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

14.Effective Date of Agreement.  You will be afforded until January 6, 2020, a period of more than twenty-one (21) days to consider the meaning and effect of this Agreement, although you cannot sign it prior to January 3, 2020.  You are advised to consult with an attorney, and you acknowledge that you have had the opportunity to do so.  You agree that any modification, material or otherwise do not restart or affect in any manner the original consideration period for the severance proposal made to you.  If you do not sign and return this Agreement within the consideration period, the Company’s offer to provide you with the monies and other benefits set forth herein will expire.  You may revoke this Agreement for a period of seven (7) business days following the date you execute this Agreement.  Any revocation within this period must be submitted, in writing, to Mark Levine and state, “I hereby revoke my acceptance of the Agreement.” The revocation must be personally delivered to Mark Levine, General Counsel, Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, MA 01803, or mailed to him first class mail and postmarked within seven (7) business days of execution of this Agreement.

15.No Admission. You agree that neither this Agreement, nor the furnishing of consideration for this Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability, wrongdoing or unlawful conduct of any kind, including, but not limited to, any violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

16.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Paragraphs 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Paragraphs of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

17.Miscellaneous.  This Agreement, including attachments, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

If this Agreement is acceptable to you, please sign below and return the original to me no earlier than January 3, 2020 and no later than January 6, 2020.

I wish you good luck in your future endeavors.

Sincerely,

/s/Michael Clayman, M.D.

Michael Clayman, M.D.

Chief Executive Officer

I, Neil Bodick, M.D., Ph.D., have been advised in writing that I have until January 6, 2020 a period of more than 21 days to consider whether to sign this Agreement but that I cannot sign it prior to January 3, 2020, and to consult with an attorney prior to the execution of this Agreement, which I received on December 9, 2019.

Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph 4 above, I knowingly, and after due consideration, enter into this Agreement, intending to waive, settle, and release all claims I have or might have against the Company, its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns.

/s/ Neil Bodick, M.D., Ph.D.

Neil Bodick, M.D., Ph.D.

Date:  January 3, 2020

Attachment I – General Release of claims

In consideration of the promises made in the separation agreement between Flexion Therapeutics, Inc. (the “Company”) and me dated December 9, 2019 (the “Agreement”), I, on behalf of myself and the Employee Parties (as defined in the Agreement) hereby generally and completely release, acquit and forever discharge the Company and the Company Parties (as defined in the Agreement) from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, asserted or unasserted, whether now known or unknown, which I now have or ever have had against the Released Parties, or any of them, through the date I sign this General Release of Claims including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964 and as amended by the Civil Rights Act of 1991, 42 U.S.C. §§ 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., as amended; the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefit Protection Act), 29 U.S.C. §§ 623, et seq.; the National Labor Relations Act, as amended, 29 U.S.C., § 151 et seq.; the Occupational Safety and Health Act, as amended; the Immigration Reform Control Act, as amended; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Civil Rights Act of 1966, 42 U.S.C. § 1981; the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Executive Order 11246; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1132 (a)(1)(B), et seq.; the federal Workers Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and the Massachusetts Fair Employment Practices Act, M.G.L. 151B, § 1 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12 §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93, and c. 149, § 1 et seq.; the Massachusetts Wage Act, G.L. c. 149 § 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq., the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A, and the Massachusetts Privacy Act, M.G.L. c. 214, §1B, all as amended, any other federal, state or local statute, regulation, ordinance or common law, and all claims related to or arising out of my employment or the termination of my employment with the Company. I also hereby waive any claim for reinstatement, attorney’s fees, or costs.

Notwithstanding the foregoing, I am not waving or releasing rights or claims that may arise from events that occur after the date this waiver is executed.  Also excluded are any claims which cannot be waived by law, including, without limitation, any rights I may have under applicable workers’ compensation and unemployment laws.  Moreover, nothing in this General Release of claims prohibits or prevents me from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws.  However, to the maximum extent permitted by law, I agree that if such an administrative claim is made to such an anti-discrimination agency, I shall not be entitled to recover any individual monetary relief or other individual remedies.  In addition, nothing in this Genera; Release of Claims prohibits me from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this General Release of Claims prohibits or prevents me from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

I acknowledge and agree that I have been paid all compensation, wages, bonuses, commissions, severance and/or benefits to which I may be entitled and that no other compensation, wages, bonuses, commissions, severance and/or benefits are due to me, except if provided for in the Agreement.

I acknowledge that the Company has advised me that I have the right to and should consult with an attorney of my own choice prior to signing this General Release of Claims. I acknowledge that I have been provided in excess of 21 days to decide whether to sign this General Release of Claims. I will have seven (7) calendar days after signing this General Release of Claims to revoke my acceptance of this General Release of Claims. If I intend to revoke my acceptance of this General Release of Claims I understand that I must do so in writing addressed and delivered to Mark Levine, General Counsel, Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, MA 01803, or mailed to him first class mail and postmarked within seven (7) business days of execution of this Agreement, and state, “I hereby revoke my acceptance of the General Release of Claims.” I further understand that my timely revocation of this General Release of Claims shall not act as a revocation of the Agreement to which this General Release of Claims is attached or otherwise impact the validity of the general release contained in Paragraph 12 of the Agreement.

/s/ Neil Bodick, M.D., Ph.D.	Dated: January 3, 2020

Neil Bodick, M.D., Ph.D.

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Attachment 2

PROPRIETARY INFORMATION, INVENTIONS,
NON-SOLICITATION, AND NON-COMPETITION AGREEMENT

In consideration of my eligibility for the Severance Benefits set forth in Paragraph 4 of the separation agreement to which this Attachment 2 is attached, and other good and valuable consideration from the Company (as defined in the separation agreement) by signing the separation agreement to which this Attachment 2 is attached, I agree to the following terms:

1.	Nondisclosure.

1.1 Recognition of Company’s Rights; Nondisclosure.  I understand and acknowledge that my employment (including the Consulting Period as defined in the separation agreement to which this Agreement is attached) by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein.  At all times during my employment (including the Consulting Period) and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs; (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments (subsections 1.2(a) and (b) above are collectively referred to as “Inventions”); (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,  methods of conducting Company business, and suppliers and supplier information; (d) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (e) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (f) information regarding personnel, employee lists, compensation, and  employee skills; and (g) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with the Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.  Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment

Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3 Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential and/or proprietary knowledge, data, or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During my employment and Consulting Period and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 Term of Nondisclosure Restrictions.  I understand that Proprietary Information and third-party Information is never to be used or disclosed by me, as provided in this Section 1.  If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my Consulting Period ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5 Restricted Access Granted.    In exchange for my agreement not to disclose or use Proprietary Information, except as required in performing my duties for the Company, and for the non-competition covenants, non-solicitation covenants, and the other promises provided herein, the Company agrees to grant me access to Proprietary Information required to fulfill the duties of my position.  I agree that the Company has no pre-existing obligation to reveal Proprietary Information.

1.6 No Improper Use of Information of Prior Employers and Others.    During my employment (including the Consulting Period) by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.7 Auditing.  I further agree that in order for the Company to protect its Proprietary Information, the Company may at any time in its discretion, either with or without notice, audit and/or review files, materials and documents, computer hardware or software, email or voice message systems which are provided to, utilized by and/or created by me in the course of the performance of my responsibilities.

2.Assignment of Inventions.

2.1 Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks, mask works and other intellectual property rights throughout the world.

2.2 Prior Inventions.    Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, reproduce, make derivative works of, publicly perform, publicly display, use, sell, import, and exercise any and all present and future rights in such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary

Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment and/or Consulting Period with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Unassigned/Nonassignable Inventions.   This Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy.

I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.

2.5 Obligation to Keep Company Informed.  During the period of my employment and/or Consulting Period and for six (6) months after termination of my employment and/or Consulting Period with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within six (6) months after termination of employment and/or Consulting Period.

2.6 Government or Third Party.   I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Ownership of Work Product.    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment (including the Consulting Period) and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment (including the Consulting Period), and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.

2.8 Enforcement of Proprietary Rights.   I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment and/or Consulting Period, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.Records.   I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment (including the Consulting Period) at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. Duty of Loyalty During Employment.   I agree that during the period of my employment (including the Consulting Period) by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5. No Solicitation of Employees, Consultants, Contractors, or Customers or Potential

Customers.    I acknowledge that during my employment (including the Consulting Period) I will have access to and knowledge of Proprietary Information.  I acknowledge that, because of the nature of my work for the Company, my solicitation, serving or retention of certain customers, employees, consultants or partners with whom the Company does business from time to time related to my work for the Company would necessarily involve the use or disclosure of Proprietary Information, and the relationships and goodwill of the Company and would otherwise impair the legitimate business interests of the Company.  To protect the Company’s legitimate business interests, including (without limitation) its interests in the Company’s trade secrets and Proprietary Information, its relationships with customers, and its customer goodwill, and because of the position in the Company that I may hold, I agree that during the period of my employment and for the one (1) year period after January 3, 2020, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

5.2 hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact;

5.3 solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom I had Material Contact, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or

5.4 solicit, perform, provide or attempt to perform or provide any Conflicting Services (as defined below) for a Customer or Potential Customer with whom I had Material Contact.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to either the date on which any of the actions specified in this Section  occurs (if I am still employed by the Company) or the one (1) year prior to the date my employment and/or Consulting Period with the Company ends if I am no longer employed, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked during my employment and/or Consulting

Period by the Company or about which I acquired Proprietary Information; (ii) had business with the Company that I managed; (iii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment and/or Consulting Period with the Company or about which I acquired Proprietary Information; or (iv) was solicited by the Company in an effort in which I directly or indirectly was involved  or of which I was or should have been aware.

The parties agree that for purposes of this Agreement, if I work in Illinois, references to “Potential Customer” shall not apply to me and a “Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.3-5.4 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with the Company ends contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information.

The parties agree that for purposes of this Agreement, “Material Contact” means contact with a Customer or Potential Customer (i) with whom or which I dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by me; (iii) about whom I obtained Proprietary Information in the ordinary course of business as a result of my association with the Company; or (iv) who received products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for me within two (2) years prior to the  date my employment ends for any reason.

6. Non-Compete Provision.   I acknowledge that during my employment (including the Consulting Period) I will have access to and knowledge of Proprietary Information and that such Proprietary Information contains trade secrets. In order to protect the Company’s legitimate business interests, including (without limitation) its interests in the Company’s trade secrets and Proprietary Information, its relationships with customers, and its customer goodwill, I agree that for the one (1) year period after January 3, 2020 , I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (as defined below) anywhere in the United States, nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the United States.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company, that is directly competitive with a product, service, or process or the research and development thereof, of the Company with which I worked directly or indirectly during my employment and/or Consulting Period by the Company or about which I acquired Proprietary Information during my employment and/or Consulting Period by the Company.

7. REASONABLENESS OF RESTRICTIONS.

7.1 I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career and that I have the ability to secure other non-competitive employment using my marketable skills.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation the Company’s Proprietary Rights, Proprietary Information and the goodwill of its customers.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret and, if necessary, reform the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

8. No Conflicting Agreement or Obligation.   I represent that my performance of all the terms of this Agreement and as an employee or consultant of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment by the Company, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or in trust.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9. Return of Company Property.   At the conclusion of the Consulting Period, or at any time at the Company’s request, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, as well as any other Company property.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the

Company in completing and signing the Company’s termination statement if requested to do so by the Company.

10. Legal and Equitable Remedies.

10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

10.2 I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorneys’ fees, from me.

10.3 In the event the Company enforces this Agreement through a court order, I agree that the post-employment non-competition and non-solicitation restrictions shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11. Notices.   Any notices required or permitted hereunder shall be given to the Company at its primary office location, at my address as listed in the Company records, or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

12. PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYERS OR BUSINESS ASSOCIATES OF EMPLOYEE.

12.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the non-competition and/or non-solicitation restrictions of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2 I agree to inform the Company of all employment and business ventures which I enter into while the restrictions of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13. General Provisions.

13.1 Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Massachusetts between Massachusetts residents.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2 Severability.   In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.3 Successors and Assigns.   This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4 Survival.  The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.5 Employment At-Will.   I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6 Waiver.   No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.8 Entire Agreement.    The obligations of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.